CONTRACT OF EMPLOYMENT

This Agreement is made on this day between:

(1) European Aeronautical Group AB, 556278-5864, 195 87 Stockholm (the“Company”); and

(2) Johan Holmqvist, 660307-0035, Gjörwellsgatan 45, Stockholm, SWEDEN (the “Executive”)

The parties have agreed on the following terms and conditions for the Executive’s employment with the Company.

1.	Employment

1.1	The Executive will serve as Managing Director of the Company in Sweden.

1.2	The Executive’s employment will be in accordance with the terms and conditions of this Agreement and the policies applicable from time to time (the “Employment”).

1.3	The Employment will commence on 01 February 2006 and will continue until terminated in accordance with this Agreement.

1.4
The parties agree that the Employment Protection Act does not apply with regards to the Employment. Further, no collective bargaining agreement applies, except that the Executive’s insurance, pension, statutory holidays, other holidays and vacation (30 working days) will be regulated in accordance with the EAG Sweden Collective Agreement.

2.	Duties

2.1	The Executive will have the authority and responsibilities as is customarily given a Managing Director and shall lead the day to day activities of the Company.

2.2	The Executive shall comply with all instructions, rules and regulations issued by the Company’s Board of Directors.

2.3
The Executive shall work in a loyal and diligent manner for the Company. The Executive must not perform any work, undertake any assignments or carry out any other professional activities during the Employment for any person or entity other than the Company without the prior written consent of the Company’s Board of Directors.

2.4	The Executive shall serve as an Officer of the Company’s parent, Navtech, Inc., and such subsidiaries of Navtech, Inc. as its Board of Directors may require.

3.	Hours of Work

3.1	The Executive is employed on a full time basis, i.e. forty (40) hours per week.

3.2
The Executive shall devote the whole of his time, attention and ability to his duties during the Company’s normal working hours, and at such other times as may be required for the proper performance by the Executive of his duties under this agreement. The Executive is not entitled to any overtime payment.

4.	Place of work

The Executive shall perform his daily work duties at the Company’s office in Stockholm or at any other Company office within Sweden as the Company may from time to time require. The Executive acknowledges that he is required to travel to such places (both domestic and international), as the performance of his duties under this agreement requires.

5.	Salary

5.1	The Executive will receive a fixed gross annual salary of SEK 800,000 (“Base Salary”), to be paid on or about the 25th day of each month.

5.2
The salary will be reviewed annually. The review will generally take place during the last quarter of each fiscal year and the next review will accordingly take place in October 2006. Any salary review will take effect from 1 November.

5.3
The Executive authorizes the Company at any time during the Employment, and in any event on termination howsoever arising, to deduct from the Executive’s remuneration under this Agreement any monies due from the Executive to the Company, including but not limited to, any outstanding loans, advances, mistaken overpayments of salary and excess holiday pay. This consent may be withdrawn by the Executive at any time.

6.	Bonus

6.1
In addition to the Base Salary, the Executive may be entitled to an annual bonus. The bonus will be based on the Company result and the Executive’s individual performance as outlined in the enclosed bonus plan for FY06, Schedule A. However, the bonus is payable at the sole discretion of the Company. Further, the maximum amount of any bonus payment in any year shall be 20% of the yearly Base Salary.

6.2
In order to be considered for any bonus payment, the Executive must have been employed by the Company throughout the whole of the respective financial year. Further, the Executive must still be employed by the Company and not under notice of termination on the last day of the bonus period.

7.	Company Car

The Executive is entitled to a company car, without salary deduction to a maximum value of 350 SEK (year 2006), all extra equipment included. The Executive may use the company car for private purposes and the benefit is taxable for the Executive.

8.	Sick Pay

The Executive is entitled to sick pay in accordance with mandatory law and the Company’s policy as applicable from time to time.

9.	Business Expenses

9.1
The Company will refund to the Executive all reasonable expenses properly incurred by him in performing his duties under this agreement in accordance with the Company policy. The Company will require the Executive to produce receipts as proof that he has incurred the expenses.

9.2	Allowance for expenses (Sw. traktamente) will be paid as deducted by the Swedish Tax Authority.

10.	Confidentiality

10.1	During and after the Employment (without any limit in time) the Executive must not:

(i)	use any trade secrets or confidential information for any purposes other than the Company’s; and/or

(ii)	disclose any trade secrets or confidential information to any person other than when properly performing his duties.

10.2
For these purposes “confidential information” means all information relating to the Company’s business practices and methods, customers, suppliers, pricing or pricing strategy, products, development plans of products, marketing strategies, Company licenses, third party agreements and any other information which the Company reasonably considers to be confidential.

11.	Intellectual property

11.1
The Executive acknowledges and agrees that all copyright, design rights and any other intellectual property rights in any work(s) created by the Executive in carrying out his duties under this Agreement belong to the Company. In addition, the Executive assigns to the Company all copyright, design rights and any other intellectual property rights in any work created by the Executive when not carrying out the duties, but which is materially connected with those duties and of material value to the Company.

11.2
The Executive undertakes to do anything reasonably required to ensure that such copyright, design rights and any other intellectual property rights are assigned to the Company, and to assist the Company in taking any action in relation to any possible infringement.

11.3	If any moral right under any copyright and/or patent right regulation arises in respect of any work created by the Executive in the performance of his duties under this agreement, the Executive will:

(i) waive such rights as against the Company and its employees;

(ii) exercise such rights against any third party only as the Company requests and in accordance with the Company’s directions.

12.	Computer and IT policies

The Executive is referred to the Company’s separate policies regarding the use of the Company’s computers and IT-systems, which includes the use of the email system and Internet.

13.	Termination of Employment

13.1	The Employment is continuous. Either party may terminate the Employment by observing a notice period of six (6) months.

13.2
In case the Company terminates the Employment and gives notice to the Executive, then the Executive is entitled to a severance payment corresponding to twelve (12) times the Monthly Base Salary. The severance payment shall be paid in equal amounts on a monthly basis beginning the month following the effective date of termination (i.e. the month after the notice period has ceased). Should the Executive take up a new employment or conduct any business of his own, the Company is entitled to withdraw such new income from the severance payment.

13.3
The Company will be entitled to terminate the Employment with immediate effect if the Executive grossly neglects his obligations to the Company and/or otherwise commit serious breach of this agreement. If so, no severance is payable.

13.4
The Company reserves the right to require the Executive not to attend at work and/or not to undertake any of his work duties during any period of notice (whether given by the Executive or the Company), provided the Company continues to pay salary and other employment benefits to the Executive during such period.

13.5
Upon the termination of the Employment, the Executive must immediately return to the Company, in accordance with its instructions, all client records and information, financial and billing information, technical information and data, software, manuals, correspondence, notes, reports and other documents. The same applies with regards to other items of equipment or property belonging to the Company, including, but not limited to, laptop, mobile telephone, credit cards and passes, which are in the Executive’s possession or under his control.

14.	Non-competition restrictions

14.1
The Executive undertakes that for a period of twelve (12) months following the termination of the Employment (i.e. from when the notice period has ceased) (the “Restricted Period”), he will not either directly or indirectly (including, but not limited to, as an owner, partner, director or employee): be employed by any person or entity which competes with the Company or join, as a partner or owner, any legal entity carrying out such competitive activity.

14.2
Should the Executive commit a breach of the above clause 14.1, he shall, in respect of each and every breach, pay the Company an amount corresponding to six (6) times the Monthly Base Salary. However, should the Company’s actual loss exceed this amount, the Executive is liable to compensate the Company also with respect to such excess amount.

14.3
If the Executive satisfactorily can show to the Company, that he is prevented from commencing new employment during the Restricted Period as a result of the above clause 14.1, the Company shall compensate the Executive. The compensation shall be identical to the difference between the monthly Base Salary and the lower payment that the Executive can receive from another employer. However, the remuneration shall never exceed sixty (60) per cent of the Monthly Base Salary.

14.4
The Company may at any time and at its sole discretion release the Executive from his obligations according to the above clause 14.1, such decision to be presented to the Executive within 7 days of the notification by the Executive. In such case the Company will have no obligation to compensate the Executive according to the above clause 14.3. Neither is the Company under any obligation to pay remuneration if the restrictions outlined in the above clause 14.1 are not applicable for any other reason.

15.	Non-solicitation

15.1
The Executive must not during the Employment or for a period of twelve (12) months thereafter, either directly or indirectly (including, but not limited to, as an owner, partner, director or employee):

(i) solicit, canvass, or entice away, any client, customer or business of the Company; or

(ii) solicit, canvass, or entice individuals employed by the Company to leave their employments.

15.2
Should the Executive commit a breach of clauses 15.1 (i) and/or 15.1 (ii), he shall, in respect of each and every breach, pay the Company an amount corresponding to six (6) times the Monthly Base Salary. However, should the Company’s actual loss exceed this amount, the Executive is liable to compensate the Company also with respect to such excess amount.

16.	Governing Law

This agreement shall be governed by and construed in accordance with the Laws of Sweden.

17.	Disputes

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the termination hereof, shall be finally settled by arbitration in accordance with the Arbitration Act. The arbitration shall take place in Stockholm and the proceeding shall be held in Swedish. The tribunal shall be composed of three (3) arbitrators. Irrespective of the outcome of the dispute, EAG will carry all parties costs for proceedings, arbitrators and legal representatives. This will not apply if the arbitrator’s finds that the Executive have called from arbitration without giving EAG a reasonable cause for the proceedings.

This Agreement has been drawn up in two (2) originals, of which each party has taken one. All prior agreements, statements, undertakings or promises, oral or written, concerning the Employment shall have neither force nor effect.

Place, date: _______________	Place, date: _______________

_________________________ For the Company David Strucke	_________________________ For the Executive Johan Holmqvist